Exhibit 99.1
Investor Relations and
Corporate Communications Contact:
Christy Linn
(214) 466-1825
ir@archlearning.com
CONFIDENTIAL
FOR IMMEDIATE RELEASE
ARCHIPELAGO LEARNING APPOINTS TROY STOVALL
TO ITS BOARD OF DIRECTORS
Now in full compliance with Nasdaq’s majority independent board requirements
DALLAS, June 13, 2011 — Archipelago Learning (NASDAQ:ARCL) a leading subscription-based, software-as-a-service (SaaS) provider of education products, today announced the appointment of Troy Stovall to our Board of Directors. Stovall’s appointment increases the number of directors to seven and creates a majority independent Board of Directors. He will also serve on our Audit Committee and our Compensation Committee. As a result of Mr. Stovall’s appointment, Archipelago Learning is in full compliance with Nasdaq’s majority independent board composition requirements.
Tim McEwen, Chairman, President and Chief Executive Officer for Archipelago Learning commented, “We are excited to welcome Troy Stovall to our Board. The depth and breadth of his experience in education and as well as his finance and operating leadership will be an asset to the Board and our management team.”
Troy Stovall, Executive Vice President and Chief Operating Officer for Howard University stated, “Similar to the post-secondary sector, I believe K-12 education is at a crucial inflection point as the transformation to digital learning accelerates over the next few years. Archipelago Learning is making key strategic decisions to take advantage of this shift, and as a member of the Board of Directors, I am energized by this opportunity to contribute and provide insight from an education administrator’s perspective.”
Troy Stovall has held the position of Executive Vice President and Chief Operating Officer for Howard University since January 2010. He has also held the position of Managing Member and Founder of LeMaile Stovall LLC, a management consulting firm, since 2001. From July 2004 through December 2009, Stovall served as the Senior Vice President, Finance and Operations for Jackson State University (JSU). During this time, he also served as Treasurer of the JSU Development Foundation, Director for the Mississippi eCenter Foundation and Executive Director of the JSU Educational Building Corporation. Prior to JSU, Stovall was Co-Founder and Chief Executive Officer of GulfSouth Capital and Managing General Partner of GS Ventures from January 1999 to January 2001, and worked as a consultant for McKinsey & Co from January 1994 to January 1999. Stovall earned a B.S. in Electrical Engineering from Southern Methodist University, an M.S. in Computer Science from Stanford University, and an M.B.A. from Harvard Business School.

About Archipelago Learning
Archipelago Learning (NASDAQ:ARCL) is a leading subscription-based, software-as-a-service (SaaS) provider of education products used by approximately 14 million students in about 37,600 schools throughout the United States, Canada, and the United Kingdom Our comprehensive digital supplemental product suite uses technology to transform education. We make rigorous learning fun, engaging, accessible, and affordable. For more information, please visit us at www.archipelagolearning.com.
Forward Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.
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